Exhibit 4(b)

                   SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT
                                      WITH
                              FUND ASSET MANAGEMENT


      As of January 1, 1994 Fund Asset Management was reorganized as a limited partnership, formally known as Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. and the limited partners are Fund Asset Management, Inc. and Merrill Lynch & Co, Inc. Pursuant to Rule 202 (a) (1) -1 under the Investment Advisors Act of 1940 and Rule 2a-5 under the Investment Company Act of 1940, such reorganization did not constitute an assignment of this investment advisory agreement, since it did not involve a change of control or management of the investment adviser. Pursuant to the requirements of Section 205 of the Investment Advisers Act of 1940, however, Fund Asset Management hereby supplements this investment advisory agreement by undertaking to advise you of any change in the membership of the partnership within a reasonable time after any such change occurs.



                                                By: /s/ Arthur Zeikel
                                                    -----------------------
                                                    Arthur Zeikel
                                                    President

Dated:  January 3, 1994